Exhibit 99.1

Acuity Brands, Inc.

Long-Term Incentive Plan

Fiscal Year 2009 Plan Rules for Executive Officers

On October 24, 2008, the Compensation Committee of the Board of Directors of Acuity Brands, Inc. adopted plan rules for potential equity awards to be earned by executive officers for performance during fiscal year 2009 under the Corporation’s Long-Term Incentive Plan. The plan rules for each executive officer consist of a target award value, stated as a percentage of gross salary. The target award value for Vernon J. Nagel and Richard K. Reece is subject to the application of negative discretion by the Committee. The target award is based on achievement of specified financial performance measures, and the actual award earned increases above target or decreases below target based on the level of achievement of the financial performance measures, with no award earned (other than possible discretionary awards) if financial performance is below a specified threshold level.

The performance measure consists of a specified target for Diluted Earnings per Share for the Corporation. Achievement of the performance level is determined by the Compensation Committee following the completion of the fiscal year and award amounts are subject to the application of negative discretion for Mr. Nagel and Mr. Reece by the Committee. Awards are granted following completion of the fiscal year.

The percentage of gross salary used in determining the target award is based on competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies.

Chairman, President, and Chief Executive Officer	300%
Executive Vice President and Chief Financial Officer	135%
Executive Vice President, Supply Chain of Acuity Brands Lighting, Inc.	90%
Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc.	90%